UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2016

TARGA RESOURCES PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-33303	65-1295427
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2016, Ruth I. Dreessen and Barry R. Pearl resigned from the board of directors (the “Board”) of Targa Resources GP LLC (the “General Partner”), the general partner of Targa Resources Partners LP (the “Partnership”). Ms. Dreessen’s and Mr. Pearl’s resignations were not a result of any disagreement with the Partnership or the General Partner regarding any matter related to the operations, policies or practices of the Partnership or the General Partner. These resignations and the changes described below were made in connection with the completion on February 17, 2016 of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 2, 2015, by and among Targa Resources Corp. (“TRC”), Spartan Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of TRC, the Partnership and the General Partner, pursuant to which TRC acquired all of the common units representing limited partner interests in the Partnership not already owned by TRC and its affiliates.

On March 1, 2016, Targa GP Inc., the sole member of the General Partner, increased the size of the Board from seven board members to ten board members and elected Charles R. Crisp, Waters S. Davis, IV, Laura C. Fulton, Ershel C. Redd Jr. and Chris Tong to serve on the Board. These changes were made to fill the vacancies resulting from the resignations of Ms. Dreessen and Mr. Pearl and the increase in the size of the Board. Each of Ms. Fulton and Messrs. Crisp, Davis, Redd Jr. and Tong serve on the board of directors of TRC.

There are no understandings or arrangements between any of Ms. Fulton or Messrs. Crisp, Davis, Redd Jr. or Tong and any other person pursuant to which such persons were selected to serve as directors of the General Partner. There are no relationships between any of Ms. Fulton or Messrs. Crisp, Davis, Redd Jr. or Tong and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Ms. Fulton and Messrs. Redd Jr. and Tong were also appointed as members of the Audit Committee of the Board, effective March 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGA RESOURCES PARTNERS LP

By: TARGA RESOURCES GP LLC, its general partner

Date: March 4, 2016	By:	/s/ Matthew J. Meloy
	Name:	Matthew J. Meloy
	Title:	Executive Vice President and Chief Financial Officer

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